EXHIBIT 99.1

Press Release
www.shire.com

Total Voting Rights

July 2, 2018 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”), in accordance with 5.6.1R of the Financial Conduct Authority's (the “FCA”) Disclosure Guidance and Transparency Rules, notifies the market of the following:

As at June 30, 2018, the Company’s issued ordinary share capital comprised 914,014,351 ordinary shares of 5 pence each with voting rights and a further 7,357,283 ordinary shares held in treasury.

Therefore, the total number of voting rights in the Company is 914,014,351. This is the figure which should be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the FCA's Disclosure Guidance and Transparency Rules.

Sarah Rixon
Company Secretarial Assistant
For further information please contact:

Investor Relations
Christoph Brackmann	christoph.brackmann@shire.com	+41 795 432 359
Sun Kim	sun.kim@shire.com	+1 617 588 8175
Scott Burrows	scott.burrows@shire.com	+41 41 288 4195

Media
Katie Joyce	kjoyce@shire.com	+1 781 482 2779

NOTES TO EDITORS

About Shire

Shire is the global biotechnology leader serving patients with rare diseases and specialized conditions. We seek to push boundaries through discovering and delivering new possibilities for patient communities who often have few or no other champions. Relentlessly on the edge of what’s next, we are serial innovators with a diverse pipeline offering fresh thinking and new hope. Serving patients and partnering with healthcare communities in over 100 countries, we strive to be part of the entire patient journey to enable earlier diagnosis, raise standards of care, accelerate access to treatment, and support patients. Our Rare Disease and Neuroscience divisions support our diverse portfolio of therapeutic areas, including Immunology, Hematology, Genetic Diseases, Internal Medicine, Ophthalmics, Oncology, and neuropsychiatry disorders.

Championing patients is our call to action - it brings the opportunity - and responsibility - to change people’s lives.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX